EXHIBIT 8.1

List of Significant Subsidiaries and Consolidated Affiliated Entities

Name	Place of Incorporation
1..Kunhoo Software LLC	Cayman Islands
2..Kunhoo Software Limited	Hong Kong
3..Kunhoo Software S.a.r.l.	Luxembourg
4..Kunhoo Software AS	Norway
5..Opera Software AS	Norway
6..Opera Software Holdings LLC	United States
7..Opera Software Ireland Ltd.	Ireland
8..Opera Software International AS	Norway
9..Hern Labs AB	Sweden
10..Opera Software Americas LLC	United States
11..Beijing Aopula Software Co. Ltd.	PRC
12..Opera Software India Pvt. Ltd.	India
13..Opera Software Poland Sp.z.o.o.	Poland
14..Opera Software Tech. (Beijing) Co. Ltd.	PRC
15..Opera Software Netherlands B.V.	Netherlands
16..Opera Unite HK Limited	Hong Kong
17..Opera Unite Pte. Ltd.	Singapore
18..Beijing Yuega Software Technology Service Co. Ltd.	PRC
19..TenSpot Pesa Limited	Hong Kong
20..LLC «Microcredit Company O-Pay Finance»	Russia
21..Neofin Malelane (Pty) Ltd.	South Africa
22..Opay Finance India Pvt Ltd.	India
23..Blue Ridge Micro Finance Bank Ltd.	Nigeria
24..App de Prestamos, S.A. de C.V.	Mexico
25..Oplay Digital Service S.A. De C.V.	Mexico

26..TenSpot Kenya Limited	Kenya
27..P C Financial Services Pvt Ltd	India
28..PT Opay Finance Services	Indonesia
29..Opesa South Africa (Pty) Ltd.	South Africa
30..O-Play Kenya Limited	Kenya
31..Phoneserve Technologies Co. Ltd.	Kenya
32..O-Play Digital Services Ltd.	Nigeria
33..O-Play Zambia Limited	Zambia
34..PT Inpesa Digital Teknologi	Indonesia
35..Opera Lifestyle	Cayman
36..Opera Lifestyle Nigeria Ltd.	Nigeria
37..OList Homes Ltd.	Nigeria
38..Opera Financial Technologies Ltd.	United Kingdom
39..OÜ PocoSys	Estonia